EXHIBIT 99.2

CONSENT OF FUTURE DIRECTOR

Pursuant to Section 230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, I consent to being named as a person who is expected to become a director of Laser Photonics Corporation in its Registration Statement on Form S-1 for the for the registration of its common stock.

/s/ Brian L. Losey
Name: Brian L. Losey